Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Pfenex Inc. (the “Company”) of our report dated March 16, 2015, relating to our audits of the Company’s consolidated financial statements as of December 31, 2014 and 2013, and for each of the years ended December 31, 2014, 2013, and 2012, and the related financial statement schedule for each of the years ended December 31, 2014, 2013, and 2012, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ HASKELL & WHITE LLP

San Diego, California
August 27, 2015